EXHIBIT 99.1

February 27, 2014

Sequential Brands Group Announces 2013 Fourth Quarter and Full Year Results

•	Q4 Revenue of $10.6 million vs. $1.8 million in the prior year quarter

•	Q4 Adjusted EBITDA of $7.1 million vs. $(0.7) million in the prior year quarter

•	Q4 non-GAAP Net Income of $5.2 million vs. ($0.9) million in the prior year quarter

•	Full Year Revenue of $22.7 million vs. $5.3 million in prior year

•	Full Year Adjusted EBITDA of $12.3 million, representing a 54% Adjusted EBITDA margin

•	Full Year non-GAAP Net Income of $6.6 million vs. ($0.6) million in the prior year

NEW YORK, Feb. 27, 2014 (GLOBE NEWSWIRE) -- Sequential Brands Group, Inc. (Nasdaq:SQBG) ("Sequential" or the "Company") today announced financial results for the fourth quarter and full year ended December 31, 2013.

Fourth Quarter 2013 Results:

Total revenue for the fourth quarter ended December 31, 2013 increased to approximately $10.6 million, compared to approximately $1.8 million in the prior year quarter. Adjusted EBITDA for the fourth quarter was approximately $7.1 million, compared to approximately ($0.7) million in the prior year quarter. On a non-GAAP basis, net income for the quarter was approximately $5.2 million, or $0.20 per diluted share, compared to a net loss of approximately $0.9 million, or ($0.37) per share, in the prior year quarter. On a GAAP basis, net income for the quarter was approximately $4.1 million, or $0.15 per diluted share, compared to a net loss of approximately $7.3 million, or ($3.00) per share, in the prior year quarter. See tables below for a reconciliation of GAAP to non-GAAP measures.

Yehuda Shmidman, Sequential's Chief Executive Officer, commented, "2013 was another transformational year for Sequential Brands Group. Our portfolio grew from 3 brands and a small grouping of licensees to 8 brands with over 50 licensees that generate approximately $1 billion of retail sales. Our revenue and profitability metrics increased significantly, and most importantly, we invested in building a strong platform which we will be able to leverage in the years ahead to achieve our organic growth targets and our acquisition goals.”

Full Year 2013 Results:

Total revenue for the full year ended December 31, 2013 increased to approximately $22.7 million, compared to approximately $5.3 million for the prior year period. The Company's adjusted EBITDA was approximately $12.3 million, compared to approximately $0.0 million for the full year ended December 31, 2012 and the Company's non-GAAP net income was approximately $6.6 million, or $0.35 per diluted share, for the full year ended December 31, 2013, compared to ($0.6) million, or ($0.26) per share, in the prior year. Net loss on a GAAP basis was approximately $18.0 million for the year ended December 31, 2013, or ($1.01) per share, compared to a net loss of approximately $9.1 million, or ($3.78) per share, in the prior year, as the Company incurred certain costs during 2013, both cash and non-cash, that were not representative of the Company's ongoing business. See tables below for a reconciliation of GAAP to non-GAAP measures.

Financial Update:

The Company projects revenue of $28-30 million for the existing portfolio of brands for the year ending December 31, 2014, operating at a 55% adjusted EBITDA margin. The Company expects margin expansion to continue as the Company acquires additional brands that are expected to operate individually at approximately 75% margins on a stand-alone basis.

Similar to the Company’s 2013 quarterly results, the Company expects revenue for 2014 to be weighted to the fourth quarter due to seasonality in the businesses of many of the Company's licensees.

Investor Call and Webcast:

Management will provide further commentary today, February 27, 2014, on the Company's financial results via a conference call and webcast beginning at approximately 10:00am ET. To join the conference call, please dial (760) 666-3775 or visit the investor relations page on the Company's website www.sequentialbrandsgroup.com.

See reconciliation tables below for non-GAAP metrics. These non-GAAP metrics may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to U.S. GAAP. Any financial measure other than those prepared in accordance with U.S. GAAP should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP.

About Sequential Brands Group, Inc.

Sequential Brands Group, Inc. (Nasdaq:SQBG) owns, promotes, markets, and licenses a portfolio of consumer brands that presently include William Rast®, People's Liberation®, DVS®, Heelys®, Caribbean Joe®, Ellen Tracy® and Revo®, The Franklin Mint®. Sequential seeks to ensure that its brands continue to thrive and grow by employing strong brand management, design and marketing teams. Sequential has licensed and intends to license its brands in a variety of consumer categories to retailers, wholesalers and distributors in the United States and in certain international territories. For more information, please visit Sequential's corporate website at: www.sequentialbrandsgroup.com. To inquire about licensing opportunities, please email: newbusiness@sbg-ny.com.

Forward-Looking Statements

Certain statements in this press release and oral statements made from time to time by representatives of the Company are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made as of the date hereof and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Our actual results could differ materially from those stated or implied in forward looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, expectations, intentions, projections, developments, future events, performance or products, underlying assumptions and other statements that are not historical in nature, including those that include the "subject to," "believes," "anticipates," "plans," "expects," "intends," "estimates," “forecasts,” “projects,” “aims,” “targets,” "may," "will," "should," "can," the negatives thereof, variations thereon and similar expressions. Such forward-looking statements reflect the Company's current views with respect to future events, based on what the Company believes are reasonable assumptions. Whether actual results will conform to expectations and predictions is subject to known and unknown risks and uncertainties, including risks and uncertainties discussed in the reports that the Company has filed with the Securities and Exchange Commission (the “SEC”); general economic, market, or business conditions; changes in the Company’s competitive position or competitive actions by other companies; the Company’s ability to maintain strong relationships with its licensees; the Company’s ability to retain key personnel; the Company’s ability to achieve and/or manage growth and to meet target metrics associated with such growth; the Company’s ability to successfully attract new brands; the Company’s ability to identify suitable targets for acquisitions; the Company’s ability to obtain financing for the acquisitions on commercially reasonable terms; the Company’s ability to integrate successfully the new acquisitions into its ongoing business; and the ability to achieve the anticipated results of these and other potential acquisitions; the Company’s ability to comply with government regulations; changes in laws or regulations or policies of federal and state regulators and agencies; and other circumstances beyond the Company’s control. Refer to the section entitled "Risk Factors" set forth in the Company’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other Securities and Exchange Commission filings for a discussion of important risks, uncertainties and other factors that may affect our business, results of operations and financial condition. The Company's stockholders are urged to consider such risks, uncertainties and factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. The Company is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Condensed Consolidated Income Statements:

(in thousands, except earnings per share data)

	(Unaudited) Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Licensing and other revenue	$10,611	$1,834	$22,653	$5,274
Operating expenses	4,700	7,947	16,845	11,812
Income (loss) from operations	5,911	(6,113)	5,808	(6,538)
Other income	(49)	0	(488)	0
Interest expense, net	1,327	269	15,589	829
Income (loss) before income taxes	4,633	(6,382)	(9,293)	(7,367)
(Benefit) Provision for income taxes	(881)	13	1,849	27
Income (loss) from continuing operations	5,514	(6,395)	(11,142)	(7,394)
Loss from discontinued operations	(984)	(965)	(6,244)	(1,780)
Net income (loss) attributable to common stockholders	4,530	(7,360)	(17,386)	(9,174)
Noncontrolling interest	(477)	14	(588)	49
Net income (loss) attributable to common stockholders	$4,053	$(7,346)	$(17,974)	$(9,125)

Basic income (loss) per share:
Continuing operations	$0.20	$(2.60)	$(0.66)	$(3.04)
Discontinued operations	(0.04)	(0.40)	(0.35)	(0.74)
Attributable to common shareholders	$0.16	$(3.00)	$(1.01)	$(3.78)
Basic weighted average common shares outstanding	24,658	2,452	17,713	2,413

Diluted income (loss) per share:
Continuing operations	$0.19	$(2.60)	$(0.66)	$(3.04)
Discontinued operations	(0.04)	(0.40)	(0.35)	(0.74)
Attributable to common shareholders	$0.15	$(3.00)	$(1.01)	$(3.78)
Diluted weighted average common shares outstanding	25,887	2,452	17,713	2,413

Select Balance Sheet Items:

(in thousands)

	Dec. 31, 2013	Dec. 31, 2012

Total Assets	$153,605	$8,977
Total Liabilities	$72,436	$9,025
Total Stockholders' Equity / (Deficiency)	$81,169	$(48)

Non-GAAP Financial Measure Reconciliations

(in thousands, except earnings per share data)

	(Unaudited) Three Months Ended December 31,		(Unaudited) Year Ended December 31,
	2013	2012	2013	2012

GAAP net income (loss)	$4,053	$(7,346)	$(17,974)	$(9,125)

Adjustments:
Loss from discontinued operations (a)	984	965	6,244	1,780
Deal costs (b)	1,032	1,748	4,856	2,669
Non-cash income tax related to the amortization of intangibles (c)	(881)	0	1,849	0
Non-cash interest related to beneficial conversion feature (d)	0	192	11,614	534
Restructuring charges (e)	0	2,854	0	2,854
Executive compensation related to RSUs vesting upon employment commencement (f)	0	669	0	669
Total non-GAAP adjustments	1,135	6,428	24,563	8,506

Non-GAAP net income (loss) (1)	$5,188	$(918)	$6,589	$(619)

	(Unaudited) Three Months Ended December 31,		(Unaudited) Year Ended December 31,
	2013	2012	2013	2012

GAAP net income (loss) per share	$0.15	$(3.00)	$(1.01)	$(3.78)

Adjustments:
Loss from discontinued operations (a)	0.04	0.40	0.34	0.74
Deal costs (b)	0.04	0.70	0.26	1.11
Non-cash income tax related to the amortization of intangibles (c)	(0.03)	0.00	0.10	0.00
Non-cash interest related to beneficial conversion feature (d)	0.00	0.08	0.62	0.22
Restructuring charges (e)	0.00	1.16	0.00	1.18
Executive compensation related to RSUs vesting upon employment commencement (f)	0.00	0.27	0.00	0.28
Adjustment related to different share count GAAP vs non-GAAP (g)	0.00	0.00	0.04	0.00
Total non-GAAP adjustments	0.05	2.62	1.36	3.52

Non-GAAP net income (loss) per share (1)	$0.20	$(0.37)	$0.35	$(0.26)

Non-GAAP weighted average diluted shares (g)	25,887	2,452	18,636	2,413

	(Unaudited) Three Months Ended December 31,		(Unaudited) Year Ended December 31,
	2013	2012	2013	2012

GAAP net income (loss)	$4,053	$(7,346)	$(17,974)	$(9,125)

Adjustments:
Interest expense, net	1,327	269	15,589	829
Depreciation and amortization	203	105	598	296
Non-Cash Taxes	(881)	13	1,849	27
Deal costs	1,032	1,748	4,856	2,669
Restructuring charges	0	2,854	0	2,854
Discontinued operations	984	965	6,244	1,780
Non-cash compensation	425	671	1,118	674
	3,090	6,625	30,254	9,129

Adjusted EBITDA (2)	$7,143	$(721)	$12,280	$4

(1)	Non-GAAP net income / (loss) and non-GAAP net income / (loss) per share (along with non-GAAP weighted average diluted shares) are non-GAAP financial measures which represent net income / (loss) excluding discontinued operations, deal costs, non-cash income tax, non-cash interest, restructuring charges and executive compensation related to RSUs vesting upon employment commencement. Management uses this information to measure performance over time on a consistent basis and to identify business trends relating to the Company's financial condition and results of operations. Management believes that these non-GAAP measures provide investors with information regarding the underlying performance of the Company's core business operating results on a cash basis. Amounts may not foot due to rounding.

(2)	Adjusted EBITDA is defined as net income / (loss), excluding interest income, income taxes, depreciation and amortization, and excluding discontinued operations, deal costs, restructuring charges, and non-cash compensation. Management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to identify business trends relating to the Company's financial condition and results of operations. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements and capital expenditures.

(a)	Represents the wind down of legacy wholesale and retail businesses.

(b)	Represents deal related costs related to the 2012 acquisition of DVS, and the 2013 acquisitions of Heelys, Ellen Tracy, Caribbean Joe, Revo and The Franklin Mint.

(c)	Represents the non-cash deferred tax liability the Company recognizes as it amortizes certain trademarks for tax, but not book purposes.

(d)	Represents one-time non-cash interest charges related to the conversion of the Tengram convertible notes to equity.

(e)	Represents costs related to the severance of our former CEO and the transition of the Company's licensing operations from Los Angeles to New York.

(f)	Represents compensation related to the restricted stock granted to the new management team which vested upon commencement of their employment with the Company.

(g)	Diluted share count to used by the Company in its calculation of non-GAAP net income / (loss) per share; this may differ from the diluted sharecount (which is the same as common) used for GAAP if income is positive for non-GAAP but negative for GAAP as for income as the company uses the higher amount for positive income.

Contact:	Sequential Brands Group, Inc.

Gary Klein, Chief Financial Officer

646-564-2577

gklein@sbg-ny.com

ICR

Rachel Schacter / John Rouleau

203-682-8200

rachel.schacter@icrinc.com